AJ. ROBBINS, PC
216 16th STREET, SUITE 600
DENVER, COLORADO 80202

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Prospectus, constituting part of the Post-Effective Amendment No. 5 to  Registration Statement No. 333-166860 on Form F-3 to Form F-1 filed on May 3, 2011 of Asia Entertainment & Resources Ltd., of our report dated November 9, 2010 with respect to the financial statements of King's Gaming Promotion Limited as of December 31, 2009 and 2008 and for the year ended December 31, 2009 and  for the period from inception (April 15, 2008) to December 31, 2008, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/S/AJ. ROBBINS, PC
CERTIFIED PUBLIC ACCOUNTANTS
Denver, Colorado
May 3, 2011